Exhibit 8.1

Subsidiaries of Oddity Tech Ltd.

Legal Name	Country of Incorporation
Il MAKIAGE BEAUTY IL LTD	Israel

IL MAKIAGE GB LTD	United Kingdom

I.M. GLOBAL RETAIL LIMITED PARTNERSHIP	Israel

IM INDUSTRIES INC.	New Jersey

IM RETAIL MANAGEMENT LTD	Israel

NEOWIZE INC	Delaware

ODDITY Global LTD	United Kingdom

ODDITY Labs LLC	Delaware

ODDITY Tech US Inc.	New York

SPOILEDCHILD INC.	Delaware

VOYAGE81 LTD	Israel

IM PRO MAKEUP NY L.P.	New York

METHODIQ INC	Delaware

INLABS INC.	Delaware

ODDITY Finance LLC	Delaware